Exhibit 23

[YOUNT, HYDE & BARBOUR, P.C. LOGO APPEARS HERE]

INDEPENDENT AUDITOR’S REPORT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49538) and Form S-3D (No. 333-49546) of BOE Financial Services of Virginia, Inc. of our report, dated January 16, 2004, appearing in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia March 30, 2004